Exhibit 10.1

Equity Transfer Agreement

This equity transfer agreement is entered into as of January 4, 2011 in Beijing, by and between the following parties:

Transferee: Logic Management Consulting (China) Co., Ltd. (hereinafter “Logic China”)

Address: 2nd floor of the Comprehensive Building of Xinghuo Technology Park, Zhongtianmen Street, High-tech industry District, Tai’an, Shandong Province, PRC

Legal Representative: Tung Lam

Transferor: Fan, Shaowen (hereinafter “Fan”)

Chinese National ID Number: 51010319530317097X

Address: 10 University Road, Building 7, Unit 2, #5, Wuhou District, Chendu

Whereas:

1.

Guiyang Dalin Biologic Technologies Co., Ltd. (hereinafter “Dalin”) is a limited liability company duly established in accordance with PRC laws and lawfully existing, whose Business License Number is 520100400014761. Its registered capital is fully received as of the date of this Agreement and it holds 54% equity interest in Guiyang Qianfeng Biological Products Co., Ltd., whose name has been changed to Guizhou Taibang Biological Products Co., Ltd. as of December 30, 2010, (hereinafter “Qianfeng”).

2.

Logic China is a limited liability company (Taiwan, Hong Kong and Macao-owned legal entity) duly established in accordance with PRC laws and lawfully existing, which holds 90% equity interests in Dalin as of the date of this Agreement.

3.	Fan is a Chinese citizen, who holds 10% equity interests in Dalin.

4.

Fan hereby agrees to transfer his 10% equity interest in Dalin to Logic China according to the terms and conditions set forth in this Agreement, and Logic China agrees to accept the 10% equity interests in Dalin according to the terms and conditions set forth in this Agreement, (hereinafter the “Transaction”.)

NOW THEREFORE, upon mutual agreement, China Logic and Fan hereby execute this Equity Transfer Agreement on this Transaction through the following stipulations to be complied with:

Article 1: Definition

1.1	The nouns and terminologies have the following meanings in this Agreement, except for otherwise defined:

(1)	“This Agreement” means this Equity Transfer Agreement including any written amendment, revision or deletion agreed between both parties and approved by relevant authorities.

(2)

“The Closing Day” means the day on which all the 10% equity interests in Dalin have been transferred to the Logic China and the registration processes of the ownership change with the Administration for Industry and Commerce (hereinafter “AIC”) are completed for the equity interests transfer.

(3)	“Working Day” means days other than Sunday, Saturday, legal holiday and public holiday in PRC.

(4)	“Year, month, day” means Calendar year, month and day, except when otherwise defined in this Agreement.

(5)	“Approval Authority” means all the government authorities or departments that shall approve or authorize the equity transfer under this Agreement.

(6)

“Business registration” means the action of the registration and /or record filing of the equity transfer under this Agreement in the local AIC where Dalin is registed, which is effective against any third parties hereafter.

(7)	“China” means the People’s Republic of China (only for this Agreement’s purpose, not including Hong Kong, Macao Special Administrative Regions and Taiwan).

(8)	“Dalin” means Guiyang Dalin Biologic Technologies Co., Ltd.

(9)	“Subject Equity Interests” means the 10% equity interests in Dalin that Fan transfers to Logic China according to the clauses and conditions of this Agreement.

(10)	“Transfer Price” means the consideration paid by Logic China to Fan for obtaining the Subject Equity Interests under the provisions of this Agreement.

1.2	General Paraphrase

The paraphrase of this Agreement is processed as follows, except for those otherwise required:

(1)	The title of each chapter is only for reference in this Agreement. It does not be considered as a part of this Agreement and should not be paraphrased in this Agreement.

(2)	The amounts referred to in this Agreement are all in Renminbi (“RMB”), unless otherwise indicated.

Article 2: Equity Transfer Price and Payment

2.1	The two parties agreed that the Subject Equity Interests under this Agreement already includes all derived rights and interests. The Transfer Price already includes the consideration on the Subject Equity Interests and their derived rights and interests. The Transfer Price already includes all the accumulated retained earnings in Dalin up to the date of the completion of this Transaction. Fan shall not claim any rights related to the Subject Equity Interest on the distribution of the profit in Dalin after the signing this Agreement.

2.2	Equity Transfer Price and Other Expenses

2.2.1

The two parties mutually agreed that, upon the satisfaction of the prerequisites in the article four below and other terms and conditions set forth in the agreement, Fan shall transfer the Subject Equity Interests to Logic China and Logic China shall accept the Subject Equity Interests.

2.2.2	The two parties determined after negotiation that the Transfer Price is RMB50,000,000 (FIFTY MILLION RMB).

2.2.3

Logic China shall withhold and remit the personal income tax for Fan resulted from this Transaction. After receiving the amount of the withholding income tax from Logic China, Dalin shall declare and pay the corresponding tax to the relevant tax authority and provide the proof of tax payment to Fan.

2.2.4	Each party shall bear all its share of relevant tax resulting from this Transaction, except the personal income tax, in accordance with PRC taxation law.

2.2.5	Dalin shall bear the related expenses on the registration of ownership change in this Transaction.

2.3	Payment

2.3.1

After achieving the Article 4 Prerequisites under this Agreement, Fan shall send the payment instructions, in writing, to Logic China. Logic China shall pay 40% of the Transfer Price (RMB20,000,000) as the deposit for this Transaction to Fan within 10 working days after receiving the payment instructions.

2.3.2

Logic China shall pay 40% of the Transfer Price (RMB20,000,000) to Fan within 10 working days after the Subject Equity Interests legally transferred to Logic China (the date the ownership change is registered with the local AIC).

2.3.3

Logic China shall pay 20% of the Transfer Price, or RMB10,000,000, to Dalin to pay Fan’s personal income tax and other relevant expenses within the payment period as prescribed in section 2.3.2. Dalin shall provide the proof of tax payment and remit the residual amount, if any, to Fan within 10 working days after completing its obligation on withholding and remitting the personal income tax. If the amount is not enough to pay Fan’s income tax and other relevant expenses, Fan shall pay the insufficient amount to Dalin within 10 working days after receiving the proof of tax payment and relevant receipts from Dalin. Logic China shall pay the amount to Dalin in time and supervise Dalin to declare and pay Fan’s income tax in time.

2.3.4	Logic China shall transfer the Transfer Price to Fan’s appointed account, which must be opened with lawfully established bank in China in accordance with PRC laws.

Article 3: Closing and Transition

3.1

Fan shall authorize the relevant personnel who is appointed by Logic China to assume Fan’s authorities as a member of board of directors in Dalin and Qianfeng within 3 working days after receiving the deposit mentioned in clause 2.3.1 in this Agreement.

3.2

Upon signing this agreement, Logic China shall provide the following documents to Fan including, but not limited to, shareholders’ meeting minutes, board of directors meeting minutes, bylaws amendments and all required documents (based on AIC’s requirements). Fan shall sign all these documents and return the executed documents to Logic China within 3 working days after receiving them.

3.3

Logic China shall complete the business registration within 30 working days after signing this Agreement and Fan shall assist Logic China and Dalin to complete all the registration of the Subject Equity Interests.

3.4	Fan shall assist Logic China or Dalin to complete all required approvals and record filings, as a result of this transactions, with the approving authorities.

3.5	The date of completion of this Transaction is the date of completion of the whole registration process of the equity change with local AIC.

3.6	Fan shall indemnify Logic China for all damages arise after the execution of this agreement cause by Fan’s personal actions prior to the closing of this transaction.

3.7

Upon the full payment of the Transfer Price, Logic China, as the owner of the Subject Equity Interests, is entitled to all the relevant rights on the Subject Equity Interests and Fan will not be entitled to any rights on the Subject Equity Interests.

3.8

Logic China shall bear all the relevant obligations and liabilities of the Subject Equity Interests and Fan shall not bear any relevant obligations and liabilities of the Subject Equity Interests after Logic China pays up the Transfer Price.

Article 4: Prerequisites

4.1	The two parties agree that the success of the equity transfer under this Agreement and the payment of the transfer price depend on the full satisfaction of the following prerequisites:

	4.1.1	The Subject Equity Interests transfer has been approved through obtaining all votes in favor of the transfer of the Subject Equity Interests by the Board of directors of Dalin.

4.1.2

All necessary documents, such as approval, consents and permits, for the completion of this Transaction under this Agreement, have been obtained, including but not limited to both parties’ internal approval processes.

	4.1.3	The declaration, commitment and guarantee made by all parties in Article 5 of this Agreement is true, accurate and effective until the closing day.

4.2

Both parties shall make all efforts to get all required approvals from the approving authorities. If this Transaction is not approved within half year after signing this Agreement and the both parties can not reach an agreement to resolve such issue, both parties shall have the right to notice the other in writing to terminate this Agreement. Fan shall rescind clause 3.5 in this Agreement and return the deposit and the paid amount of the Transfer Price to Logic China within 10 working days after either party receives the notice.

4.3

The two parties promise to sign other legal documents that are necessary for completing all relevant approval processes including, but not limited to, the supplemental agreement to this Agreement. All such legal documents are considered as an integral part of this Agreement and have the equal legal force.

Article 5: Declaration, Guarantee and Commitment

5.1	For the purpose of this Transaction, Logic China represents, warrants and guarantees to Fan that:

5.1.1

Logic China is an independent legal entity established in accordance with Chinese laws and validly existing, and has full capacity and authority to enter into this Agreement and to exercise its rights and perform its obligations in accordance with this Agreement.

	5.1.2	Logic China enters into this Agreement and exercises its rights and performs its obligations accordingly, and shall not violate:

		5.1.2.1	any laws Logic China shall comply with.

		5.1.2.2	any document or article as the basis of Logic China’s establishment and/or any document that imposes effective restriction on Logic China.

5.1.3

Logic China has never, up to the date of this Agreement, signed as a signatory party on any document or agreement that imposes restriction on or prohibits Logic China from entering into this Agreement or exercising its right or performing its obligation as stipulated in this Agreement.

5.1.4

Logic China represents that it has completed internal approval procedures according to its bylaws, article of incorporation and pertinent laws and regulations and its representative is authorized to execute this Agreement on behalf of Logic China.

	5.1.5	This Agreement constitutes a valid, binding and executable document to Logic China, and all statements represented by Logic China in this Agreement are true, accurate and complete.

5.2	For the purpose of this Transaction, Fan represents, warrants and guarantees to Logic China that:

5.2.1

Fan is a Chinese citizen, who owns the Subject Equity Interests in accordance with PRC laws and Dalin’s bylaws, and he is the sole legal owner of the Subject Equity Interests. Fan has full capacity and authority to enter into this Agreement and to exercise his rights and perform his obligations in accordance with this Agreement.

	5.2.2	Fan enters into this Agreement and exercises his rights and performs his obligations under this Agreement, and shall not violate any laws and regulations that may imply.

5.2.3

Fan has never, up to the date of this Agreement, signed as a signatory party on any document or agreement that imposes restriction on or prohibits Fan from entering into this Agreement or exercising its right or performing its obligation as stipulated in this Agreement.

	5.2.4	This Agreement constitutes a valid, binding and executable document to Fan, and all statements represented by Fan in this Agreement are true, accurate and complete.

5.2.5

Fan has owned all the rights of the Subject Equity Interests. There are no collaterals, pledges, or any third party’s rights involved in the Subject Equity Interests. There are no adjudications or orders to freeze, detain, or forbid to transfer the Subject Equity Interests from any relevant government departments or institutions.

Article 6: Liability for Breach

6.1

Any party that does not appropriately or completely perform any or all obligations under this Agreement will be regarded as being in breach hereof. The non-breaching party is entitled to terminate this Agreement promptly and to require the breaching party to compensate the non-breaching party for its losses.

6.2

If the Subject Equity Interests are not transferred completely to Logic China due to Fan’s reasons (excluding external effects such as the change of the policy in the government and the approving authority), Fan shall be responsible to compensate Logic China for its losses and pay a penalty equals to 10% of the Transfer Price. If the Subject Equity Interests are not transferred completely to Logic China six (6) months after the date of this contract due to Fan’s reasons, Fan shall refund all transfer price paid and pay a penalty equals to 30% of the Transfer Price.

6.3

If Fan does not provide assistance within 10 working days after receiving written request from Logic China requesting for assistance in completing all the relevant procedures in this Transaction (including but not limited to the registration of the Subject Equity Interests with the local AIC), Fan shall pay a penalty equals to 10% of the paid amount of the Transfer Price. At the same time, Fan shall continue to assist Logic China to register the Subject Equity Interests with the local AIC.

6.4

If Logic China’s payment is 10 working days past due according to the due date of this Agreement, Logic China shall pay the interests to Fan based on the loan interest rate stipulated by the People's Bank of China for the corresponding period from the day after the due date. If the payment is 30 days past due from the due date, Logic China shall pay not only the interests mentioned above but also a penalty equal to 10% of the past due amount.

6.5

The penalty mentioned in Article 6 and the late payment interests in clause 6.4 in this Agreement shall be calculated and settled at the time that Logic China pays the final payment of the Transfer Price.

6.6	The modification or rescission of this Agreement does not affect the right of the non-breaching party to claim for compensation from the breaching party.

Article 7: Force Majeure

7.1

“Force Majeure” herein means any events which could not be foreseen, avoided or overcome, and the impact of the events cannot be eliminated through reasonable efforts and expenses, including but not limited to, flood, fire, draught, typhoon, earthquake or other natural disasters, traffic accidents, strike, riot, mob, acts of terrorism, war, government interference or inaction.

7.2

The party that has been affected by the force majeure event and has suspended its obligations performance shall, within 10 working days, notify the other party the force majeure event in writing, and shall, within 15 days of the occurrence of the force majeure event, provide to the other party by express or air mail the proper proof of the occurrence. The party that affected by such event shall use its best efforts to mitigate the impact and losses caused by the force majeure.

7.3

Upon the discontinuation of force majeure events or the relief of its impact, both parties shall resume their own efforts to perform respective obligations according to the Agreement. If any party is unable to continue its obligations as a result of force majeure events, the Agreement will be voided upon mutual agreement and neither party will be considered as breaching of the Agreement.

Article 8: Confidentiality

8.1	Both parties shall keep confidential all the information, related to items described below, obtained during the implementation or after the termination of this Agreement:

	8.1.1	all terms and conditions in this Agreement,

	8.1.2	Information used during the negotiations of this Agreement,

	8.1.3	the subject of this Agreement,

	8.1.4	commercial secrets of both Fan and Logic China.

except for the disclosure according to clause 8.2 in this Agreement.

8.2	Only under the following circumstances, the information in the clause 8.1 could be disclosed by Fan and Logic China:

	8.2.1	under legal requirements,

	8.2.2	under the requirements of any judicial government authority, regulatory body or stock exchange commission,

8.2.3

disclosures made to professional consultants, including but not limited to lawyers, by either party, if any. However, the party that makes such disclosure shall bear joint confidentiality obligations with its professional consultants,

	8.2.4	information, under the clause 8.1 of this Agreement, is known by the public not due to the fault of Fan or Logic China,

	8.2.5	information under the clause 8.1 of this Agreement with prior written consent by both parties.

8.3	Both parties shall comply with these confidentiality obligations under the clause 8 of this Agreement at all time, whether the Transaction under this Agreement is completed or not.

8.4

If any party breaches clauses 8.1 to 8.3 under this Agreement and causes the reputation or economic loss to the other party, the observant party shall have the right to investigate the delinquent party’s legal responsibilities and to claim the corresponding compensations.

Article 9: Other Matters

9.1

This Agreement is the fundamental principle defined by the two parties for this Transaction. Both parties might enter into supplemental agreements or other legal documents provided those supplemental agreements or documents will not conflict with this Agreement. The supplemental agreements or other legal documents have the same legal effect with this Agreement.

Article 10: Applicable Laws and Settlement of Disputes

10.1

The execution, effectiveness, interpretation and execution of this Agreement and the settlement of any disputes arising from the transaction under this Agreement shall be governed by the laws of the PRC as published.

10.2

Any dispute arising out of or related to this Agreement shall be settled by friendly negotiation by both parties hereby. If no resolution is attained through friendly negotiation within 30 days after the dispute arises, any party may bring a legal action at the China International Trade Arbitration Commission. The arbitration decision shall be final and binding upon all parties in the disputes.

10.3	Both parties agree to continue fulfilling the undisputed terms during the arbitration of the disputes under the China International Trade Arbitration Commission.

Article 11: Effectiveness and Other Terms

11.1

This Agreement shall be effective upon the legal representatives or authorized representatives of Logic China and Fan sign this Agreement and the official seal of Logic China is affixed on this Agreement, and also upon approval by the relevant government authority.

11.2	This Agreement will be made in six counterparts with Fan and Logic China each holding one and the other copies given to Dalin for submission to the relevant government authorities.

11.3

Any party of this Agreement, who does not exercise or delay the exercise any rights under this Agreement or other relevant agreements, shall not be deemed to give up such rights, except the situation that any party explicitly gives up its rights in writing.

11.4	The rights and obligations under this Agreement is not transferrable to a third party unless both parties of this Agreement mutually agree in writing.

11.5	The invalidity of any clauses of this Agreement shall not affect the validity of other clauses of this Agreement.

11.6

Modification or supplementation on this Agreement is effective only when a written document is signed between Fan and Logic China after negotiation. Any written supplemental documents and appendixes to this Agreement are deemed to be inseparable part of this Agreement and has equal legal force with this Agreement.

11.7	This Agreement will be signed by both parties on the date marked on the first page.

(End of the main text)

Signature Page

(No text, only signature page for the Equity Transfer Agreement)

Logic China: Logic management consulting (china) Co., Ltd.

Legal representative or Authorized representative:

/s/ Tung Lam

Fan: Fan, Shaowen

/s/ Shaowen Fan